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                     June 6, 2024

       Erin Brewer
       Chief Financial Officer
       Lyft, Inc.
       185 Berry Street, Suite 400
       San Francisco, California 94107

                                                        Re: Lyft, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2023
                                                            File No. 001-38846

       Dear Erin Brewer:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services